EXHIBIT 4-A-24






_____________________________________________________________________________
_____________________________________________________________________________


                                  LOAN AGREEMENT



                                      between



                         OHIO WATER DEVELOPMENT AUTHORITY


                                        and



                       THE CINCINNATI GAS & ELECTRIC COMPANY



                          _______________________________

                                    $21,400,000
                                   State of Ohio
                         Collateralized Water Development
                      Revenue Refunding Bonds, 1994 Series A
                  (The Cincinnati Gas & Electric Company Project)
                          _______________________________



                                       Dated


                                       as of


                                  January 1, 1994



_____________________________________________________________________________
_____________________________________________________________________________

                                       INDEX

                    (This Index is not a part of the Agreement
                 but rather is for convenience of reference only.)


                                                                       Page

Preambles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                     ARTICLE I
                                    DEFINITIONS

Section 1.1  Use of Defined Terms. . . . . . . . . . . . . . . . . . . . 2
Section 1.2  Definitions . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.3  Interpretation. . . . . . . . . . . . . . . . . . . . . . . 6
Section 1.4  Captions and Headings . . . . . . . . . . . . . . . . . . . 7

                                    ARTICLE II
                                  REPRESENTATIONS

Section 2.1  Representations of the Authority. . . . . . . . . . . . . . 8
Section 2.2  No Warranty by Authority of Condition or
               Suitability of the Project. . . . . . . . . . . . . . . . 8
Section 2.3  Representations and Covenants of the Company. . . . . . . . 8

                                    ARTICLE III
                            COMPLETION OF THE PROJECT;
                               ISSUANCE OF THE BONDS

Section 3.1  Acquisition, Construction and Installation. . . . . . . . .13
Section 3.2  Project Description . . . . . . . . . . . . . . . . . . . .13
Section 3.3  Issuance of the Bonds; Application of
               Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .13
Section 3.4  Investment of Fund Moneys . . . . . . . . . . . . . . . . .14
Section 3.5  Rebate Fund . . . . . . . . . . . . . . . . . . . . . . . .14

                                    ARTICLE IV
                         LOAN BY AUTHORITY; LOAN PAYMENTS;
                   ADDITIONAL PAYMENTS; AND FIRST MORTGAGE BONDS

Section 4.1  Loan Repayment; Delivery of First Mortgage
               Bonds . . . . . . . . . . . . . . . . . . . . . . . . . .16
Section 4.2  Additional Payments . . . . . . . . . . . . . . . . . . . .16
Section 4.3  Place of Payments . . . . . . . . . . . . . . . . . . . . .17
Section 4.4  Obligations Unconditional . . . . . . . . . . . . . . . . .17
Section 4.5  Assignment of Revenues, Agreement and First
               Mortgage Bonds. . . . . . . . . . . . . . . . . . . . . .17
Section 4.6  First Mortgage Bonds. . . . . . . . . . . . . . . . . . . .17

                                     ARTICLE V
                        ADDITIONAL AGREEMENTS AND COVENANTS

Section 5.1  Right of Access . . . . . . . . . . . . . . . . . . . . . .19
Section 5.2  Maintenance . . . . . . . . . . . . . . . . . . . . . . . .19
Section 5.3  Removal of Portions of the Project Facilities . . . . . . .19
Section 5.4  Operation of Project Facilities . . . . . . . . . . . . . .20
Section 5.5  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .20
Section 5.6  Workers' Compensation Coverage. . . . . . . . . . . . . . .20
Section 5.7  Damage; Destruction and Eminent Domain. . . . . . . . . . .20
Section 5.8  Company to Maintain its Corporate Existence;
               Conditions Under Which Exceptions Permitted . . . . . . .21
Section 5.9  Indemnification . . . . . . . . . . . . . . . . . . . . . .21
Section 5.10 Company Not to Adversely Affect Exclusion of
               Interest on Bonds From Gross Income For Federal
               Income Tax Purposes . . . . . . . . . . . . . . . . . . .22
Section 5.11 Operation and Maintenance . . . . . . . . . . . . . . . . .22
Section 5.12 Use of Project Facilities . . . . . . . . . . . . . . . . .23
Section 5.13 Assignment by Company . . . . . . . . . . . . . . . . . . .23
Section 5.14 Agreements with Bond Insurer. . . . . . . . . . . . . . . .24

                                    ARTICLE VI
                                    REDEMPTION

Section 6.1 Optional Redemption. . . . . . . . . . . . . . . . . . . . .25
Section 6.2 Extraordinary Optional Redemption. . . . . . . . . . . . . .25
Section 6.3 Mandatory Redemption . . . . . . . . . . . . . . . . . . . .27
Section 6.4 Notice of Redemption . . . . . . . . . . . . . . . . . . . .27
Section 6.5 Actions by Authority . . . . . . . . . . . . . . . . . . . .27
Section 6.6 Concurrent Discharging of First Mortgage Bonds . . . . . . .27

                                    ARTICLE VII
                          EVENTS OF DEFAULT AND REMEDIES

Section 7.1 Events of Default. . . . . . . . . . . . . . . . . . . . . .28
Section 7.2 Remedies on Default. . . . . . . . . . . . . . . . . . . . .29
Section 7.3 No Remedy Exclusive. . . . . . . . . . . . . . . . . . . . .29
Section 7.4 Agreement to Pay Attorneys' Fees and Expenses. . . . . . . .30
Section 7.5 No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .30
Section 7.6 Notice of Default. . . . . . . . . . . . . . . . . . . . . .30

                                   ARTICLE VIII
                                   MISCELLANEOUS

Section 8.1 Term of Agreement. . . . . . . . . . . . . . . . . . . . . .31
Section 8.2 Amounts Remaining in Funds . . . . . . . . . . . . . . . . .31
Section 8.3 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .31
Section 8.4 Extent of Covenants of the Authority; No Personal
               Liability . . . . . . . . . . . . . . . . . . . . . . . .31
Section 8.5 Binding Effect . . . . . . . . . . . . . . . . . . . . . . .32
Section 8.6 Amendments and Supplements . . . . . . . . . . . . . . . . .32
Section 8.7 Execution Counterparts . . . . . . . . . . . . . . . . . . .32
Section 8.8 Severability . . . . . . . . . . . . . . . . . . . . . . . .32
Section 8.9 Governing Law. . . . . . . . . . . . . . . . . . . . . . . .32

Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

EXHIBIT A - PROJECT FACILITIES COMPRISING KILLEN PROJECT UNIT

EXHIBIT B - PROJECT FACILITIES COMPRISING WALTER C. BECKJORD
                   PROJECT UNIT

EXHIBIT C - PROJECT FACILITIES COMPRISING MIAMI FORT PROJECT UNIT

                                  LOAN AGREEMENT


     THIS LOAN AGREEMENT is made and entered into as of January 1, 1994 between the OHIO WATER DEVELOPMENT AUTHORITY (the "Authority"), a body politic and corporate organized and existing under the laws of the State of Ohio, and THE CINCINNATI GAS & ELECTRIC COMPANY (the "Company"), a public utility and corporation duly organized and validly existing under the laws of the State of Ohio. Capitalized terms used in the following recitals are used as defined in
Article I of this Agreement.

     Pursuant to Section 13 of Article VIII of the Ohio Constitution and the Act, the Authority has determined to issue, sell and deliver the Bonds and to lend the proceeds derived from the sale thereof to the Company to assist in the refunding of the Refunded Bonds as defined below. The Refunded Bonds were originally issued to provide funds to make loans to the Company to assist in the financing of its portion of the costs of the Project as defined below.

     The Company and the Authority each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.

     NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Authority and the Company agree as follows (provided that any obligation of the Authority or the State created by or arising out of this Agreement shall never constitute a general debt of the Authority or the State or give rise to any pecuniary liability of the Authority or the State but shall be payable solely out of Revenues, including Loan Payments made pursuant to the First Mortgage Bonds):

                                     ARTICLE I

                                    DEFINITIONS


     Section 1.1. Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

     Section 1.2.  Definitions.  As used herein:

     "Act" means Chapter 6121 and 6123, Ohio Revised Code, as enacted and amended from time to time pursuant to Section 13 of Article VIII of the Ohio Constitution.

     "Additional Payments" means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2 hereof.

     "Administration Expenses" means the compensation (which compensation shall not be greater than that typically charged in similar circumstances) and reimbursement of reasonable expenses and advances payable to the Trustee, the Registrar, any Paying Agent and any Authenticating Agent.

     "Agreement" means this Loan Agreement, as amended or supplemented from time to time.

     "Authenticating Agent" means the Authenticating Agent as defined in the Indenture.

     "Authority Fee" means an amount not to exceed $63,100.

     "Bond Fund" means the Bond Fund created in the Indenture.

     "Bond Insurance Policy" means the municipal bond insurance policy issued by the Bond Insurer that guarantees payment when due of principal and interest on the Bonds.

     "Bond Insurer" means Municipal Bond Investors Assurance Corporation, a stock insurance company incorporated under the laws of the State of New York, or its successor.

     "Bond Resolution" means the resolution of the Authority providing for the issuance of the Bonds and approving this Agreement, the Indenture and related matters, as amended or supplemented from time to time.

     "Bond Service Charges" means, for any period or time, the principal of, premium, if any, and interest due on the Bonds for that period or payable at that time whether due at maturity or upon acceleration or redemption or otherwise.

     "Bonds" means the $21,400,000 Collateralized Water Development Revenue Refunding Bonds, 1994 Series A (The Cincinnati Gas & Electric Company Project), issued by the Authority pursuant to the Bond Resolution and the Indenture.

     "Bonds Outstanding" or "Outstanding Bonds" means Outstanding Bonds as defined in the Indenture.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code and Sections of the Code include relevant applicable regulations and proposed regulations thereunder and under the Internal Revenue Code of 1954, as amended, and any successor provisions to those Sections, regulations or proposed regulations and, in addition, all applicable official rulings and judicial determinations under the foregoing applicable to the Bonds.

     "Company Mortgage" means the First Mortgage, dated as of August 1, 1936, between the Company and the Company Mortgage Trustee, as amended, modified or supplemented from time to time.

     "Company Mortgage Trustee" means The Bank of New York (formerly Irving Trust Company), as trustee under the Company Mortgage, and its successors and assigns.

     "Eligible Investments" means Eligible Investments as defined in the Indenture.

     "Engineer" means an engineer (who may be an employee of the Company) or engineering firm qualified to practice the profession of engineering under the laws of the State and who or which is acceptable to the Trustee.

     "EPA" means the Environmental Protection Agency of the State and any successor body, agency, commission or department.

     "Event of Default" means any of the events described as an Event of Default in Section 7.1 hereof.

     "First Mortgage Bonds" means the $21,400,000 aggregate principal amount of First Mortgage Bonds, 5.45% Series A Due 2024, issued under the Company Mortgage pursuant to the Supplemental Mortgage Indenture.

     "Force Majeure" means any of the causes, circumstances or events described as constituting Force Majeure in Section 7.1 hereof.

     "Holder" or "Holder of a Bond" means the Person in whose name a Bond is registered on the Register.

     "Indenture" means the Trust Indenture, dated as of the same date as this Agreement, between the Authority and the Trustee, as amended or supplemented from time to time.

     "Interest Rate for Advances" means the interest rate per year payable on the Bonds.

     "Kentucky Bonds" means the $48,000,000 Collateralized Pollution Control Revenue Refunding Bonds, 1994 Series A (the Cincinnati Gas & Electric Company Project) issued by the County of Boone, Kentucky.

     "Loan" means the loan by the Authority to the Company of the proceeds received from the sale of the Bonds.

     "Loan Payment Date" means any date on which any Bond Service Charges are due and payable.

     "Loan Payments" means the amounts required to be paid by the Company on the First Mortgage Bonds in repayment of the Loan pursuant to Section 4.1 hereof.

     "1954 Code" means the Internal Revenue Code of 1954 as amended from time to time through the date of enactment of the Code. References to the 1954 Code and Sections of the 1954 Code include relevant applicable regulations (including temporary regulations) and proposed regulations thereunder and any successor provisions to those Sections, regulations or proposed regulations.

     "1994 Bonds" means collectively, the Bonds, the Ohio Air Bonds and the Kentucky Bonds.

     "Notice Address" means:

(a)  As to the Authority:  Ohio Water Development Authority
                           88 East Broad Street
                           Suite 1300
                           Columbus, Ohio  43215
                           Attention:  Executive Director

(b)  As to the Company:    The Cincinnati Gas & Electric Company
                           P.O. Box 960
                           Cincinnati, Ohio  45201
                           Attention:  Treasurer

(c)  As to the Trustee:    The Bank of New York
                           101 Barclay Street
                           21st Floor
                           New York, New York  10286
                           Attention:  Corporate Trust Administration

or such additional or different address, notice of which is given under Section
8.3 hereof.

     "Ohio Air Bonds" means the $25,300,000 Collateralized Air Quality Development Revenue Refunding Bonds, 1994 Series B (The Cincinnati Gas & Electric Company Project).

     "Opinion of Bond Counsel" means a written opinion of nationally recognized bond counsel selected by the Company and acceptable to the Trustee who is experienced in matters relating to the exclusion from gross income for federal income tax purposes of interest on obligations issued by states and their political subdivisions. Bond Counsel may be counsel to the Trustee or the Company.

     "Original Purchaser" means the Original Purchaser as defined in the Indenture.

     "Paying Agent" means the Paying Agent as defined in the Indenture.

     "Person" or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), societies, trusts, corporations, public or governmental bodies, other legal entities and natural persons.

     "Project" or "Project Facilities" means the real, personal or real and personal property, including undivided or other interests therein, identified in the Project Description.

     "Project Description" means the description of the Project Facilities identified in and attached hereto as Exhibit A (such portion hereinafter referred to as "Killen Project Unit"), Exhibit B (such portion hereinafter referred to as "Walter C. Beckjord Project Unit"), and Exhibit C (such portion hereinafter referred to as "Miami Fort Project Unit") as each may be amended in accordance with this Agreement.

     "Project Purposes" means the purposes of Waste Water Facilities and/or Solid Waste Facilities as described in the Act and as particularly described in Exhibits A, B and C hereto.

     "Project Site" means, as to the Killen Project Unit, the Killen Electric Generating Station in Adams County, Ohio; as to the Miami Fort Project Unit, the Miami Fort Electric Generating Station in Hamilton County, Ohio; and as to the Walter C. Beckjord Project Unit, the Walter C. Beckjord Electric Generating Station in Clermont County, Ohio.

     "Project Units" means each of the three project units included in the Project and described in Exhibits A, B and C hereto.

     "Rebate Fund" means the Rebate Fund created in the Indenture.

     "Refunded Bonds" means the $21,400,000 in aggregate principal amount of State of Ohio Collateralized Water Development Revenue Bonds, 1983 Series (The Cincinnati Gas & Electric Company Project) dated as of May 1, 1983.

     "Refunded Bonds Indenture" means the Trust Indenture for the Refunded Bonds between the Authority and the Refunded Bonds Trustee dated as of May 1, 1983.

     "Refunded Bonds Loan Agreement" means the Loan Agreement between the Authority and the Company dated as of May 1, 1983 entered into in connection with the Refunded Bonds.

     "Refunded Bonds Trustee" means The Bank of New York (formerly Irving Trust Company), as trustee under the Refunded Bonds Indenture.

     "Refunding Fund" means the Refunding Fund created in the Indenture.

     "Register" means the books kept and maintained for the registration and transfer of Bonds pursuant to Section 3.05 of the Indenture.

     "Registrar" means the Registrar as defined in the Indenture.

     "Revenues" means (a) the Loan Payments, (b) all other moneys received or to be received by the Authority (excluding the Authority Fee) or the Trustee in respect of repayment of the Loan, including without limitation, all moneys and investments in the Bond Fund, (c) any moneys and investments in the Refunding Fund (until applied to the redemption of the Refunded Bonds), and (d) all income and profit from the investment of the foregoing moneys. The term "Revenues" does not include any moneys or investments in the Rebate Fund.

     "Solid Waste Facility" or "Solid Waste Facilities" means those facilities which are solid waste facilities as defined in Section 6123.01, Ohio Revised Code.

     "State" means the State of Ohio.

     "Supplemental Mortgage Indenture" means the Thirty-fifth Supplemental Indenture, dated as of January 1, 1994, between the Company and the Company Mortgage Trustee, as amended or supplemented from time to time.

     "Trustee" means The Bank of New York, New York, New York, a corporation duly organized and validly existing under the laws of the State of New York, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean the successor Trustee. "Principal Office" of the Trustee shall mean the principal corporate trust office of the Trustee, which office at the date of issuance of the Bonds is located at its Notice Address.

     "Unassigned Authority's Rights" means all of the rights of the Authority to receive Additional Payments under Section 4.2 hereof, to access and inspect pursuant to Section 5.1 hereof, to be held harmless and indemnified under
Section 5.9 hereof, to take certain corrective measures as provided in Section
5.11 hereof, to be reimbursed for attorney's fees and expenses under Section 7.4 hereof and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement under Section 8.6 hereof and its right to enforce such rights.

     "Waste Water Facility" or "Waste Water Facilities" means those facilities which are waste water facilities as defined in Section 6121.01, Ohio Revised Code.

     Section 1.3. Interpretation. Any reference herein to the State, to the Authority or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

     Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Ohio Revised Code, or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Authority, the State, the Holders, the Trustee, the Registrar, an Authenticating Agent, a Paying Agent or the Company under this Agreement, the Indenture, the Bonds, the Company Mortgage, the Supplemental Mortgage Indenture or the First Mortgage Bonds.

     Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms "hereof", "hereby", "herein", "hereto", "hereunder" and similar terms refer to this Agreement; and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of the Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

     Section 1.4. Captions and Headings. The captions and headings in this Agreement are used solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs or subparagraphs or clauses hereof.

                                (End of Article I)

                                    ARTICLE II

                                  REPRESENTATIONS


     Section 2.1. Representations of the Authority. The Authority represents that: (a) it is a body politic and corporate duly organized and validly existing under the laws of the State; (b) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Bonds and the execution and delivery of this Agreement and the Indenture;
(c) it is not in violation of or in conflict with any provisions of the laws of the State which would impair its ability to carry out its obligations contained in this Agreement or the Indenture; (d) it is empowered to enter into the transactions contemplated by this Agreement and the Indenture; (e) it has duly authorized the execution, delivery and performance of this Agreement and the Indenture; and (f) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the Indenture by any successor public body.

     Section 2.2. No Warranty by Authority of Condition or Suitability of the Project. The Authority makes no warranty, either express or implied, as to the suitability or utilization of the Project for the Project Purposes, or as to the condition of the Project Facilities or that the Project Facilities are or will be suitable for the Company's purposes or needs.

     Section 2.3. Representations and Covenants of the Company. The Company represents that:

             (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State, with power and authority (corporate and other) to own its properties and conduct its business, to execute and deliver this Agreement, the Supplemental Mortgage Indenture and the First Mortgage Bonds, and to perform its obligations under this Agreement, the Company Mortgage, the Supplemental Mortgage Indenture and the First Mortgage Bonds.

             (b) This Agreement, the Supplemental Mortgage Indenture and the Company Mortgage have been duly authorized, executed and delivered by the Company; the First Mortgage Bonds have been duly authorized, executed, issued and delivered; and this Agreement, the Supplemental Mortgage Indenture, the Company Mortgage and the First Mortgage Bonds constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights, to laws relating to or affecting the enforcement of the security provided by the Company Mortgage and to general equity principles.

             (c) The execution, delivery and performance by the Company of this Agreement and the Supplemental Mortgage Indenture and the consummation of the transactions contemplated hereby and thereby will not violate any provision of law or regulation applicable to the Company, or of any writ or decree of any court or governmental instrumentality, or of the Articles of Incorporation, as amended, or the Regulations of the Company, or of any mortgage, indenture, contract, agreement or other undertaking to which the Company is a party or which purports to be binding upon the Company or upon any of its assets.

             (d) Substantially all (at least 90%) of the proceeds of the Refunded Bonds were used to provide "water pollution control facilities" and "solid waste disposal facilities" within the meaning of Sections 103(b)(4)(E) and (F) of the 1954 Code, the original use of which facilities commenced with the Company and all of the proceeds of the Refunded Bonds have been spent for the Project or to pay costs of issuance of the Refunded Bonds. The proceeds of the Bonds (other than any accrued interest thereon) will be used exclusively to refund the Refunded Bonds and none of the proceeds of the Bonds will be used to pay for any costs of issuance of the Bonds. The Refunded Bonds were issued prior to August 16, 1986. The principal amount of the Bonds does not exceed the outstanding principal amount of the Refunded Bonds. The proceeds of the Bonds will be used to retire the Refunded Bonds not later than 90 days after the date of issuance of the Bonds.

             (e) Either the acquisition and construction of the Project Facilities financed with the Refunded Bonds, was not commenced (within the meaning of Treasury Regulations Section 1.103-8(a)(5) as applicable to the Refunded Bonds) prior to the adoption of the respective resolutions of the Authority evidencing the intent of the Authority to issue those Refunded Bonds (being March 11, 1976 with respect to the financing for the Killen Project Unit and October 8, 1981 with respect to the financing for the Walter C. Beckjord Project Unit and the Miami Fort Project Unit), or, any proceeds of the corresponding Refunded Bonds used to pay costs incurred prior to the adoption of such corresponding resolution have been treated for purposes of this Agreement as having been used to provide working capital (not land or depreciable property) to the Company.

             (f) It has caused the Project to be substantially completed. The Project constitutes a combined Waste Water Facility and Solid Waste Facility under the Act and is consistent with the purposes of Section 13 of Article VIII of the Ohio Constitution and of the Act. The Project is being, and the Company will cause the Project to be, operated and maintained in such manner to conform with all applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, including the permit-to-install for the Project, which permits, variances and orders have not been withdrawn or otherwise suspended, and to be consistent with the Act.

             (g) It has used or operated or has caused to be used or operated, and presently intends to use or operate or cause to be used or operated the Project Facilities in a manner consistent with the Project Purposes until the date on which the Bonds have been fully paid and knows of no reason why the Project Facilities will not be so operated. The Company does not intend to sell or otherwise dispose of the Project or any portion thereof.

             (h) None of the proceeds of the Refunded Bonds were used and none of the proceeds of the Bonds will be used to provide any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; any store the principal business of which is the sale of alcoholic beverages for consumption off premises; or any facilities for retail food and beverage services (except grocery stores), automobile sales or service, or the provision of recreation or entertainment.

             (i) Less than 25% of the proceeds of the Refunded Bonds have been used and less than 25% of the proceeds of the Bonds will be used directly or indirectly to acquire land or any interest therein, and none of such proceeds has been or will be used to provide land which is to be used for farming purposes.

             (j) No portion of the proceeds of the Refunded Bonds has been used and no portion of the proceeds of the Bonds will be used to acquire existing property or any interest therein unless the first use of such property was by the Company and was pursuant to and followed such acquisition.

             (k) After the expiration of any applicable temporary period under Section 148(d)(3) of the Code, at no time during any bond year will the aggregate amount of gross proceeds of the 1994 Bonds invested in higher yielding investments (within the meaning of Section 148(b) of the Code) exceed 150 percent of the debt service on the 1994 Bonds for such bond year and the aggregate amount of gross proceeds of the 1994 Bonds invested in higher yielding investments, if any, will be promptly and appropriately reduced as the outstanding amount of the 1994 Bonds is reduced, provided however that the foregoing shall not require the sale or disposition of any investments in higher yielding investments if such sale or disposition would result in a loss which exceeds the amount which would be paid to the United States (but for such sale or disposition) at the time of such sale or disposition if a payment were due at such time. At no time will any funds constituting gross proceeds of the 1994 Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code.

             The terms "bond year", "gross proceeds", "higher yielding investments", "yield", and "debt service" have the meanings assigned to them for purposes of Section 148 of the Code.

             (l) The Refunded Bonds were not, and the Bonds will not be, "federally guaranteed" within the meaning of Section 149(b) of the Code.

             (m) It is not anticipated that as of the date hereof, there will be created any "replacement proceeds", within the meaning of
          Section 1.148-1(c) of the Treasury Regulations, with respect to the 1994 Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

             (n) On the date of issuance and delivery of the Refunded Bonds, the Company reasonably expected that all of the proceeds of such Refunded Bonds would be used to carry out the governmental purposes of each such issue within the 3-year period beginning on the date each such issue was issued and none of the proceeds of each such issue, if any, were invested in nonpurpose investments having a substantially guaranteed yield for 3 years or more.

             (o) The average maturity of the 1994 Bonds does not exceed 120% of the average reasonably expected economic life of the facilities financed or refinanced by the 1994 Bonds (determined under Section 147(b) of the Code).

             (p) The information furnished by the Company and used by the Authority in preparing the certifications and statements pursuant to Sections 148 and 149(e) of the Code or their statutory predecessors with respect to the Refunded Bonds was accurate and complete as of the dates of issuance of the Refunded Bonds, and the information furnished by the Company and used by the Authority in preparing the certification pursuant to Section 148 of the Code and in preparing the information statement pursuant to Section 149(e) of the Code, both referred to in the Bond Resolution, will be accurate and complete as of the date of issuance of the Bonds.

             (q) The Project Facilities do not include any office except for offices (i) located on the Project Site and (ii) not more than a de minimis amount of the functions to be performed at which is not directly related to the day-to-day operations of the Project Facilities.

                                (End of Article II)

                                    ARTICLE III

                            COMPLETION OF THE PROJECT;
                               ISSUANCE OF THE BONDS


     Section 3.1. Acquisition, Construction and Installation. The Company represents that it and the other public utility companies which own undivided interests in the Project Facilities with the Company as tenants-in-common have caused the Project Facilities to be acquired, constructed and installed on the applicable Project Sites, substantially in accordance with the Project Description and in conformance with all applicable zoning, planning, building and other similar regulations of all governmental authorities having jurisdiction over the Project and all permits, variances and orders issued in respect of the Project by EPA, and that the proceeds derived from the Refunded Bonds, including any investment thereof, were expended in accordance with the Refunded Bonds Indenture and the Refunded Bonds Loan Agreement.

     Section 3.2. Project Description. The Project Description may be changed from time to time by, or with the consent of, the Company provided that any such change shall also be filed with the Authority and provided further that no change in the Project Description shall materially change the function of the Project Facilities unless the Trustee shall have received (i) an Engineer's certificate that such changes will not impair the significance or character of the Project Facilities as Waste Water Facilities and/or Solid Waste Facilities and (ii) an Opinion of Bond Counsel or ruling of the Internal Revenue Service to the effect that such amendment will not adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes.

     Section 3.3. Issuance of the Bonds; Application of Proceeds. To provide funds to make the Loan to the Company to assist the Company in the refunding of the Refunded Bonds, concurrently with the delivery to the Trustee of the First Mortgage Bonds as provided in Section 4.1 hereof, the Authority will issue, sell and deliver the Bonds to the Original Purchaser. The Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds will be issued, sold and delivered.

     The proceeds from the sale of the Bonds (other than any accrued interest) shall be loaned to the Company to assist the Company in refunding the Refunded Bonds in order to reduce the interest cost payable by the Company and shall be deposited in the Refunding Fund and disbursed as follows: all of the proceeds of the Bonds (other than any accrued interest) will be deposited in the Refunding Fund (as created and defined in the Indenture) and on February 14, 1994 all moneys on deposit in the Refunding Fund shall be deposited in the Bond Fund created in the Refunded Bonds Indenture and applied by the Refunded Bonds Trustee to the payment of principal of, redemption premium and interest on the Refunded Bonds on February 15, 1994.

     Pending disbursement pursuant to this Section, the proceeds so deposited in the Refunding Fund, together with any investment earnings there on, shall constitute a part of the Revenues assigned by the Authority to the Trustee for the payment of Bond Service Charges. Any accrued interest shall be deposited in the Bond Fund.

     The Company hereby requests that the Authority notify the Refunded Bonds Trustee that the entire outstanding principal amount of the Refunded Bonds is to be redeemed on February 15, 1994 at a redemption price of 103% of the principal amount thereof plus accrued interest to the redemption date.

     Section 3.4. Investment of Fund Moneys. At the oral (confirmed promptly in writing) or written request of the Company, any moneys held as part of the Bond Fund, the Refunding Fund or the Rebate Fund shall be invested or reinvested by the Trustee in Eligible Investments; provided, that such moneys shall be invested or reinvested by the Trustee only in Eligible Investments which shall mature, or which shall be subject to redemption by the holder thereof at the option of such holder, not later than the date upon which the moneys so invested are needed to make payments from those Funds. The Authority (to the extent it retained or retains direction or control) and the Company each hereby represents that the investment and reinvestment and the use of the proceeds of the Refunded Bonds were restricted in such manner and to such extent as was necessary so that the Refunded Bonds would not constitute arbitrage bonds under the statutory predecessor of the Code and each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

     The Company shall provide the Authority with, and the Authority may base its certificate and statement, each as authorized by the Bond Resolution, on a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.

     Section 3.5. Rebate Fund. To the extent required by Section 5.09 of the Indenture, within five days after the end of the fifth Bond Year (as defined in the Indenture) and every fifth Bond Year thereafter, and within five days after payment in full of all outstanding Bonds, the Company shall calculate the amount of Excess Earnings (as defined in the Indenture) as of the end of that Bond Year or the date of such payment and shall notify the Trustee of that amount. If the amount then on deposit in the Rebate Fund created under the Indenture is less than the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 5.09 of the Indenture and this Section), the Company shall, within five days after the date of the aforesaid calculation, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture. The Company shall obtain and keep such records of the computations made pursuant to this Section as are required under Section 148(f) of the Code.

                               (End of Article III)

                                    ARTICLE IV

                         LOAN BY AUTHORITY; LOAN PAYMENTS;
                   ADDITIONAL PAYMENTS; AND FIRST MORTGAGE BONDS


     Section 4.1. Loan Repayment; Delivery of First Mortgage Bonds. Upon the terms and conditions of this Agreement, the Authority agrees to make the Loan to the Company. The proceeds of the Loan shall be deposited with the Trustee pursuant to Section 3.3 hereof. As evidence of its obligation hereunder to repay the Loan, the Company agrees to execute and deliver the First Mortgage Bonds to the Authority, in the manner provided in Section 4.6 hereof. In consideration of and in repayment of the Loan, the Company shall make, as Loan Payments, to the Trustee for the account of the Authority, payments on the First Mortgage Bonds which correspond, as to time, and are equal in amount, to the Bond Service Charges payable on the Bonds. All Loan Payments received by the Trustee shall be held and disbursed in accordance with the provisions of the Indenture and this Agreement for application to the payment of Bond Service Charges.

     The Company shall be entitled to a credit against the Loan Payments required to be made on any Loan Payment Date to the extent that the balance of the Bond Fund is then in excess of amounts required (a) for the payment of Bonds theretofore matured or theretofore called for redemption, or to be called for redemption pursuant to Section 6.1 hereof (b) for the payment of interest for which checks or drafts have been drawn and mailed by the Trustee or Paying Agent, and (c) to be deposited in the Bond Fund by the Indenture for use other than for the payment of Bond Service Charges due on that Loan Payment Date.

     Except for such interest of the Company as may hereafter arise pursuant to Section 8.2 hereof or Sections 5.07 or 5.08 of the Indenture, the Company and the Authority each acknowledge that neither the Company, the State nor the Authority has any interest in the Bond Fund, and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders.

     Section 4.2. Additional Payments. The Company shall pay to the Authority, the Authority Fee and, as Additional Payments hereunder, any and all costs and expenses incurred or to be paid by the Authority in connection with the issuance and delivery of the Bonds or otherwise related to actions taken by the Authority under this Agreement or the Indenture.

     The Company shall pay the Administration Expenses to the Trustee, the Registrar, and any Paying Agent or Authenticating Agent, as appropriate, as Additional Payments hereunder.

     The Company may, without creating a default hereunder, contest in good faith the reasonableness of any such cost or expense incurred or to be paid by the Authority and any Administration Expenses claimed to be due to the Trustee, the Registrar, any Paying Agent or any Authenticating Agent.

     In the event the Company should fail to pay any Loan Payments or Additional Payments (including Administration Expenses) when due, the payment in default shall continue as an obligation of the Company until the amount in default shall have been fully paid together with interest thereon during the default period at the Interest Rate for Advances.

     Section 4.3.  Place of Payments.  The Company shall make all Loan
Payments directly to the Trustee at its Principal Office. Additional Payments shall be made directly to the person or entity to whom or to which they are due.

     Section 4.4. Obligations Unconditional. The obligations of the Company to make Loan Payments, Additional Payments (including Administration Expenses) and any payments required of the Company under Section 5.09 of the Indenture shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Authority, the Trustee, the Registrar or any other Person.

     Section 4.5.  Assignment of Revenues, Agreement and First Mortgage
Bonds. To secure the payment of Bond Service Charges, the Authority shall absolutely assign to the Trustee, its successors in trust and its and their assigns forever, by the Indenture, all right, title and interest of the Authority in and to (a) the Revenues, including, without limitation, all Loan Payments and other amounts receivable by or on behalf of the Authority under the Agreement in respect of repayment of the Loan, (b) the Agreement except for the Unassigned Authority's Rights, and (c) the First Mortgage Bonds. The Company hereby agrees and consents to those assignments.

     Section 4.6. First Mortgage Bonds. To evidence and secure the obligations of the Company to make the Loan Payments and repay the Loan, the Company will, concurrently with the issuance of the Bonds, execute and deliver First Mortgage Bonds to the Authority in an aggregate principal amount equal to the aggregate principal amount of the Bonds. The Company agrees that First Mortgage Bonds authorized pursuant to the Company Mortgage will be issued containing the terms and conditions and in substantially the form set forth in the Supplemental Mortgage Indenture. The First Mortgage Bonds shall:

             (a) provide for payments of interest equal to the payments of interest on the Bonds;

             (b) provide for payments of principal and any premium equal to the payments of principal (whether at maturity or by call for mandatory or optional redemption or pursuant to acceleration or otherwise) and any premium on the Bonds;

             (c) require all such payments on such First Mortgage Bonds to be made on or prior to the due date for the corresponding payments to be made on the Bonds; and

             (d) contain redemption provisions corresponding with such provisions of the Bonds.

Unless the Company is entitled to a credit under this Agreement or the Indenture, all payments on the First Mortgage Bonds shall be in the full amount required thereunder. The First Mortgage Bonds shall be registered in the name of the Trustee and shall not be transferred by the Trustee, except to effect transfers to any successor trustee under the Indenture.

                                (End of Article IV)

                                     ARTICLE V

                        ADDITIONAL AGREEMENTS AND COVENANTS


     Section 5.1. Right of Access. The Company agrees that, subject to reasonable security and safety regulations and to reasonable requirements as to notice, the Authority and the Trustee and their or any of their respective duly authorized agents shall have the right at all reasonable times to enter upon the Project Site to examine and inspect the Project. The Company further agrees that the Authority and its duly authorized agents shall have such rights of access to the Project Site as may be reasonably necessary to enable the Authority to exercise its rights under Section 5.11 hereof, and for such purpose the Company has executed and delivered to the Authority a good and sufficient deed of easement pertaining to the Project Site. The Company warrants and represents that it has good and sufficient title to the Project Site to permit the maintenance and operation of the Project as contemplated herein.

     Section 5.2. Maintenance. The Company shall use its best efforts to keep and maintain the Project Facilities, including all appurtenances thereto and any personal property therein or thereon, in good repair and good operating condition so that the Project Facilities will continue to constitute Waste Water Facilities and/or Solid Waste Facilities, for the purposes of the operation thereof as required by Section 5.4 hereof.

     So long as such shall not be in violation of the Act or impair the character of the Project Facilities as Waste Water Facilities and/or Solid Waste Facilities, and provided there is continued compliance with applicable laws and regulations of governmental entities having jurisdiction thereof, the Company shall have the right to remodel the Project Facilities or make additions, modifications and improvements thereto, from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid by the Company and the same shall, when made, become a part of the Project Facilities.

     Section 5.3.  Removal of Portions of the Project Facilities.  The
Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project Facilities, except that, subject to Section 5.4 hereof, it will use its best efforts to ensure the continued character of the Project Facilities as Waste Water Facilities and/or Solid Waste Facilities. The Company shall have the right from time to time to substitute personal property or fixtures for any portions of the Project Facilities, provided that the personal property or fixtures so substituted shall not impair the character of the Project Facilities as Waste Water Facilities and/or Solid Waste Facilities. Any such substituted property or fixtures shall, when so substituted, become a part of the Project Facilities. The Company shall also have the right to remove any portion of the Project Facilities, without substitution therefor; provided, that the Company shall deliver to the Trustee a certificate signed by an Engineer describing said portion of the Project Facilities and stating that the removal of such property or fixtures will not impair the character of the Project Facilities as Waste Water Facilities and/or Solid Waste Facilities.

     Section 5.4. Operation of Project Facilities. The Company will, subject to its obligations and rights to maintain, repair or remove portions of the Project Facilities, as provided in Sections 5.2 and 5.3 hereof, use its best efforts to continue operation of the Project Facilities so long as and to the extent that operation thereof is required to comply with laws or regulations of governmental entities having jurisdiction thereof or unless the Authority shall have approved the discontinuance of such operation (which approval shall not be unreasonably withheld). The Company agrees that it will, within the design capacities thereof, use its best efforts to operate and maintain the Project Facilities in accordance with all applicable, valid and enforceable rules and regulations of governmental entities having jurisdiction thereof; provided, that the Company reserves the right to contest in good faith any such laws or regulations. The Company agrees that sufficient qualified operating personnel will be retained and operational tests and measurements necessary to determine compliance with the preceding sentence will be performed to insure proper and efficient operation and maintenance of the Project Facilities.

     Nothing in this Agreement shall prevent or restrict the Company, in its sole discretion, at any time, from discontinuing or suspending either permanently or temporarily its use of any facility of the Company served by the Project Facilities and in the event such discontinuance or suspension shall render unnecessary the continued operation of the Project Facilities, the Company shall have the right to discontinue the operation of the Project Facilities during the period of any such discontinuance or suspension.

     Section 5.5. Insurance. The Company agrees to insure its interest in the Project Facilities in the amount and with the coverage required by the Company Mortgage.

     Section 5.6. Workers' Compensation Coverage. Throughout the term of this Agreement, the Company shall comply, or cause compliance, with applicable workers' compensation laws of the State.

     Section 5.7. Damage; Destruction and Eminent Domain. If, during the term of this Agreement, the Project Facilities or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project Facilities or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Company or the Company Mortgage Trustee receives net proceeds from insurance or any condemnation award in connection therewith, the Company (unless it shall have exercised its option to prepay the Loan Payments pursuant to provisions of
Section 6.2 hereof), to the extent required to comply with applicable laws and regulations with respect to the operations of facilities of the Company served by the Project, shall promptly cause such net proceeds or an amount equal thereto to be used to repair, rebuild or restore the portion of the Project Facilities so damaged, destroyed or taken with such changes, alterations and modifications (including the substitution and addition of other property) as may be necessary or desirable for the administration and operation of the Project Facilities as Waste Water Facilities and/or Solid Waste Facilities and as shall not impair the character or significance of the Project Facilities as furthering the purposes of the Act. It is hereby acknowledged and agreed that any net proceeds from insurance or any condemnation award relating to the Project Facilities are subject to the lien of the Company Mortgage and shall be disposed of in accordance with the terms and provisions of the Company Mortgage and that any obligations of the Company under this Section 5.7 not satisfied by application of such net proceeds shall be limited to the general credit of the Company and does not require disposition of such net proceeds contrary to the requirements of the Company Mortgage.

     Section 5.8.  Company to Maintain its Corporate Existence; Conditions
Under Which Exceptions Permitted. The Company agrees that during the term of this Agreement it will maintain its corporate existence and will not sell its electric properties as an entirety or substantially as an entirety or consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, except to the extent permitted under the provisions of the Company Mortgage, provided that any successor corporation resulting from any such sale, consolidation or merger shall assume all obligations of the Company arising under or contemplated by the provisions of this Agreement.

     If consolidation, merger or sale or other transfer is made as provided in this Section, the provisions of this Section shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section.

     Section 5.9. Indemnification. The Company releases the Authority from, agrees that the Authority shall not be liable for, and indemnifies the Authority against, all liabilities, claims, costs and expenses imposed upon or asserted against the Authority on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or any related document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Bonds, and the provision of any information furnished in connection therewith concerning the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Authority under Section
3.4 hereof or for inclusion in, or as a basis for preparation of, the information statements filed by the Authority pursuant to Section 8(a)(ii) of the Bond Resolution); and (d) any claim or action or proceeding with respect to the matters set forth in (a), (b) and (c) above brought thereon; provided that if the Authority has exercised its rights to operate and maintain the Project Facilities under Section 5.11 hereof, the Company shall not be obligated to indemnify the Authority against any loss or damage to, or any injury or death of, any person if that loss, damage, injury or death results from the gross negligence or willful misconduct of the Authority or its agents or employees.

     The Company agrees to indemnify the Trustee, the Paying Agent and the Registrar (each hereinafter referred to in this section as an "indemnified party") for and to hold each of them harmless against all liabilities, claims, costs and expenses incurred without negligence or willful misconduct on the part of the indemnified party, on account of any action taken or omitted to be taken by the indemnified party in accordance with the terms of this Agreement, the Bonds or the Indenture or any action taken at the request of or with the consent of the Company, including the costs and expenses of the indemnified party in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Bonds or the Indenture or any action taken at the request of or with the consent of the Company.

     In case any action or proceeding is brought against the Authority or an indemnified party in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense; provided, however, where it is ethically inappropriate for one firm to represent the interests of the Authority and any other indemnified party or parties, the Company shall pay the Authority's legal expenses in connection with the Authority's retention of separate counsel. The Company shall not be liable for any settlement made without its consent.

     The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees of the Authority, the Trustee, the Paying Agent and the Registrar, respectively. That indemnification is intended to and shall be enforceable by the Authority, the Trustee, the Paying Agent and the Registrar, respectively, to the full extent permitted by law.

     Section 5.10. Company Not to Adversely Affect Exclusion of Interest on Bonds From Gross Income For Federal Income Tax Purposes. The Company hereby covenants and represents that it has taken and caused to be taken and shall take and cause to be taken all actions that may be required of it for the interest on the 1994 Bonds to be and remain excluded from the gross income of the Holders for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it will not take, or permit to be taken on its behalf, any action which, if taken, would adversely affect that exclusion under the provisions of the Code.

     Section 5.11. Operation and Maintenance. In the event the Company shall fail (i) to cause the Project Facilities to be kept in good repair and operating condition, or (ii) to use its best efforts to cause the Project Facilities to be operated in accordance with Section 5.4 hereof, the Authority after 30 days' written notice to the Company specifying the particular failure and the corrective measures which the Authority proposes to take and the refusal by the Company to take such corrective measures as are needed to insure compliance with Section 5.4 hereof, may take (but shall not be required to), subject to all requirements and restrictions under which the production facility served by the Project Facilities is operated, such corrective measures, including employment of operating personnel (who must be approved by and act under the direction and control of the Company) but excluding any curtailment in whole or in part of the operation of the production facility served by the Project Facilities other than to permit the repair of the Project Facilities, as are specified in said notice to insure compliance with Section 5.4 hereof, and provide for payment thereof. Any expenditures incurred by the Authority in connection with its undertaking corrective measures pursuant to the provisions of this Section, including without limitation the costs of any public liability insurance which the Authority obtains in connection with such undertaking, shall become an additional obligation of the Company to the Authority which, together with interest thereon at the Interest Rate for Advances from the date such expenditures are incurred by the Authority, the Company agrees to pay.

     In the event the Authority exercises its right to take such corrective measures, the Authority shall cease taking such measures and withdraw any operating personnel from the Project Facilities at the earlier of (i) the time as of which the Project Facilities have been restored to proper operating condition or as of which proper operation of the Project Facilities has been resumed by the Company or (ii) unless there exists an Event of Default under
Section 7.1(a) hereof, two months from the date on which such corrective measures were originally taken.

     Section 5.12. Use of Project Facilities. The Authority agrees that it will not take any action, or cause any action to be taken on its behalf, to interfere with the Company's ownership interest in the Project or to prevent the Company from having possession, custody, use and enjoyment of the Project other than pursuant to Section 5.11 or Article VII of this Agreement or Article VII of the Indenture.

     Section 5.13. Assignment by Company. This Agreement may be assigned in whole or in part by the Company without the necessity of obtaining the consent of either the Authority or the Trustee, subject, however, to each of the following conditions:

             (a) No assignment (other than pursuant to Section 5.8 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment the Company shall continue to remain primarily liable for the payment of the Loan Payments and Additional Payments and for performance and observance of the agreements on its part herein provided to be performed and observed by it.

             (b) Any assignment by the Company must retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume the obligations of the Company hereunder to the extent of the interest assigned.

             (c) The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Authority and the Trustee a true and complete copy of each such assignment together with any instrument of assumption.

             (d) Any assignment from the Company shall not materially impair fulfillment of the Project Purposes to be accomplished by operation of the Project as herein provided.

     Section 5.14. Agreements with Bond Insurer. So long as the Bond Insurance Policy is in full force and effect with respect to the Bonds and the Bond Insurer is not in default thereunder as defined in Section 7.10 of the Indenture, the following provisions shall apply:

             (a) Any action requiring the approval or consent of the Holders, the Authority, the Trustee or the Company under the Agreement shall also require the prior written consent of the Bond Insurer.

             (b) The Company shall provide the Bond Insurer annually with copies of the Company's audited financial statements.

             (c) Upon the occurrence and continuance of an Event of Default hereunder, the Bond Insurer shall have the same right as the Authority and the Trustee to pursue the remedies provided in Sections 7.2 and 7.3 hereof; and

             (d) The Company shall give notice to the Bond Insurer, not less than two days prior to any Loan Payment Date, if the Company does not intend or will be unable to make the Loan Payment on that Loan Payment Date.

                                (End of Article V)

                                    ARTICLE VI

                                    REDEMPTION


     Section 6.1. Optional Redemption. Provided no Event of Default shall have occurred and be subsisting, at any time and from time to time, the Company may deliver moneys to the Trustee in addition to Loan Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of calling Bonds for optional redemption in accordance with the applicable provisions of the Indenture providing for optional redemption at the redemption price stated in the Indenture. Pending application for those purposes, any moneys so delivered shall be held by the Trustee in a special account in the Bond Fund and delivery of those moneys shall not, except as set forth in Section 4.1 hereof, operate to abate or postpone Loan Payments or Additional Payments otherwise becoming due or to alter or suspend any other obligations of the Company under this Agreement.

     Section 6.2. Extraordinary Optional Redemption. The Company shall have, subject to the conditions hereinafter imposed, the option to direct the redemption of the Bonds in whole in accordance with the applicable provisions of the Indenture upon the occurrence of any of the following events:

             (a) The Project or a Project Unit shall have been damaged or destroyed to such an extent that (1) it cannot reasonably be expected to be restored, within a period of six consecutive months, to the condition thereof immediately preceding such damage or destruction or (2) the Company is reasonably expected to be prevented from carrying on its normal operations in connection therewith for a period of six consecutive months.

             (b) Title to, or the temporary use of, all or a significant part of the Project or a Project Unit shall have been taken under the exercise of the power of eminent domain (1) to such extent that it cannot reasonably be expected to be restored within a period of six consecutive months to a condition of usefulness comparable to that existing prior to the taking or (2) to such an extent that the Company is reasonably expected to be prevented from carrying on its normal operations in connection therewith for a period of six consecutive months.

             (c) As a result of any changes in the Constitution of the State, the Constitution of the United States of America or any state or federal laws or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after any contest thereof by the Authority or the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement.

             (d) Unreasonable burdens or excessive liabilities shall have been imposed upon the Authority or the Company with respect to the Project or a Project Unit or the operation thereof, including, without limitation, the imposition of federal, state or other ad valorem, property, income or other taxes other than ad valorem taxes at the rates presently levied upon privately owned property used for the same general purpose as the Project or a Project Unit.

             (e) Changes in the economic availability of raw materials, operating supplies, energy sources or supplies or facilities (including, but not limited to, facilities in connection with the disposal of industrial wastes) necessary for the operation of the Project or a Project Unit for the Project Purposes occur or technological or other changes occur which the Company cannot reasonably overcome or control and which in the Company's reasonable judgment render the Project or a Project Unit uneconomic or obsolete for the Project Purposes.

             (f) Any court or administrative body shall enter a judgment, order or decree, or shall take administrative action, requiring the Company to cease all or any substantial part of its operations served by the Project or a Project Unit to such extent that the Company is or will be prevented from carrying on its normal operations at the Project or a Project Unit for a period of six consecutive months.

             (g)  The termination by the Company of operations at a Project
          Unit.

     The amount payable by the Company in the event of its exercise of the option granted in this Section shall be the sum of the following:

             (i) An amount of money which, when added to the moneys and investments held to the credit of the Bond Fund, will be sufficient pursuant to the provisions of the Indenture to pay, at 100% of the principal amount thereof plus accrued interest to the redemption date, and discharge, all Outstanding Bonds on the earliest applicable redemption date, that amount to be paid to the Trustee, plus

             (ii) An amount of money equal to the Additional Payments relating to those Bonds accrued and to accrue until actual final payment and redemption of those Bonds, that amount or applicable portions thereof to be paid to the Trustee or to the Persons to whom those Additional Payments are or will be due.

The requirement of (ii) above with respect to Additional Payments to accrue may be met if provisions satisfactory to the Trustee and the Authority are made for paying those amounts as they accrue.

     The rights and options granted to the Company in this Section may be exercised whether or not the Company is in default hereunder; provided, that such default will not relieve the Company from performing those actions which are necessary to exercise any such right or option granted hereunder.

     Section 6.3. Mandatory Redemption. The Company shall deliver to the Trustee the moneys needed to redeem the Bonds in accordance with any mandatory redemption provisions relating thereto as may be set forth in Section 4.01(b) of the Indenture.

     Section 6.4. Notice of Redemption. In order to exercise an option granted in, or to consummate a redemption required by, this Article VI, the Company shall, within 180 days following the event authorizing the exercise of such option or at any time during the continuation of the condition referred to in paragraphs (c), (d) or (e) of Section 6.2 hereof or promptly upon the occurrence of a Determination of Taxability (as defined in the Indenture), give written notice to the Authority, the Trustee and the Company Mortgage Trustee that it is exercising its option to direct the redemption of Bonds, or that the redemption thereof is required by Section 4.01(b) of the Indenture due to the occurrence of a Determination of Taxability, as the case may be, in accordance with the Agreement and the Indenture, and shall specify therein the date on which such redemption is to be made, which date shall not be more than 180 days from the date such notice is mailed. The Company shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption to the Holders of the Bonds, in which arrangements the Authority shall cooperate. The Company shall make arrangements satisfactory to the Company Mortgage Trustee to effect a concurrent redemption of an equivalent principal amount of corresponding First Mortgage Bonds under the Supplemental Mortgage Indenture.

     Section 6.5. Actions by Authority. At the request of the Company or the Trustee, the Authority shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VI.

     Section 6.6. Concurrent Discharging of First Mortgage Bonds. In the event any of the Bonds shall be paid and discharged, or deemed to be paid and discharged, pursuant to any provisions of this Agreement and the Indenture, so that such Bonds are not thereafter outstanding within the meaning of the Indenture, a like principal amount of corresponding First Mortgage Bonds shall be deemed fully paid for purposes of this Agreement and to such extent the obligations of the Company hereunder shall be deemed terminated.

                                (End of Article VI)

                                    ARTICLE VII

                          EVENTS OF DEFAULT AND REMEDIES


     Section 7.1. Events of Default. Each of the following shall be an Event of Default:

             (a)  The occurrence of an event of default as defined in
          Section 7.01 (a) or (b) of the Indenture;

             (b) The Company shall fail to observe and perform any other agreement, term or condition contained in this Agreement, other than such failure as will have resulted in an event of default described in (a) above and the continuation of that failure for a period of 90 days after notice thereof shall have been given to the Company by the Authority or the Trustee, or for such longer period as the Authority and the Trustee may agree to in writing; provided, that failure shall not constitute an Event of Default so long as the Company institutes curative action within the applicable period and diligently pursues that action to completion; and

             (c) The occurrence of a "completed default" as defined in the Company Mortgage.

     Notwithstanding the foregoing, if, by reason of Force Majeure, the Company is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the Company shall not be deemed in default during the continuance of such inability.

However, the Company shall promptly give notice to the Trustee and the Authority of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.

               The term Force Majeure shall mean the following:

                  (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, nuclear accidents or other malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of a utility serving the Project; shortages of labor, materials, supplies or transportation; or

                  (ii) any cause, circumstance or event not reasonably within the control of the Company.

          The exercise of remedies hereunder shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

          Section 7.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, either or both of the following remedial steps may be taken:

                  (a) The Authority or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Company, only, however, insofar as they pertain to the Project; or

                  (b) The Authority or the Trustee may pursue all remedies now or hereafter existing at law or in equity to recover all amounts, including all Loan Payments and Additional Payments, then due and thereafter to become due under this Agreement, or to enforce the performance and observance of any other obligation or agreement of the Company under those instruments.

Notwithstanding the foregoing, the Authority shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Authority at no cost or expense to the Authority. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 5.08 of the Indenture for transfers of remaining amounts in the Bond Fund.

     The provisions of this Section are subject to the further limitation that the rescission and annulment by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute a rescission and annulment of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such rescission and annulment shall extend to or affect any subsequent or other default or impair any right consequent thereon.

     Section 7.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Authority or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

     Section 7.4.  Agreement to Pay Attorneys' Fees and Expenses.  If an
Event of Default should occur and the Authority or the Trustee should incur expenses, including attorneys' fees, in connection with the enforcement of this Agreement or the collection of sums due hereunder, the Company shall be required, to the extent permitted by law, to reimburse the Authority and the Trustee, as applicable, for the expenses so incurred upon demand.

     Section 7.5. No Waiver. No failure by the Authority or the Trustee to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

     Section 7.6. Notice of Default. The Company shall notify the Trustee immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

                               (End of Article VII)

                                   ARTICLE VIII

                                   MISCELLANEOUS


          Section 8.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of delivery of the Bonds to the Original Purchaser until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Company under this Agreement shall have been paid.

          Section 8.2. Amounts Remaining in Funds. Any amounts in the Bond Fund remaining unclaimed by the Holders of Bonds for four years after the due date thereof (whether at stated maturity, by redemption, upon acceleration or otherwise), at the option of the Company, shall be deemed to belong to and shall be paid, subject to Section 5.07 of the Indenture, at the written request of the Company, to the Company by the Trustee. With respect to the principal of and any premium and interest on the Bonds to be paid from moneys paid to the Company pursuant to the preceding sentence, the Holders of the Bonds entitled to those moneys shall look solely to the Company for the payment of those moneys. Further, any amounts remaining in the Bond Fund and any other special funds or accounts created under this Agreement or the Indenture, except the Rebate Fund, after all of the Bonds shall be deemed to have been paid and discharged under the provisions of the Indenture and all other amounts required to be paid under this Agreement and the Indenture have been paid, shall be paid to the Company to the extent that those moneys are in excess of the amounts necessary to effect the payment and discharge of the Outstanding Bonds.

          Section 8.3. Notices. All notices, certificates, requests or other communications hereunder shall be in writing, except as provided in Section 3.4 hereof, and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Authority, the Company or the Trustee shall also be given to the others. The Company, the Authority and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

          The Bond Insurer shall receive copies of all notices required to be given by the Trustee, the Authority or the Company under this Agreement, including all notices to Holders. All notices required to be given to the Bond Insurer under this Agreement shall be in writing and shall be sent by registered or certified mail addressed to municipal Bond Investors Assurance Corporation, 113 King Street, Armonk, New York 10504, Attention: Surveillance.

          Section 8.4. Extent of Covenants of the Authority; No Personal Liability. All covenants, obligations and agreements of the Authority contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Authority in other than his official capacity, and neither the members of the Authority nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Authority contained in this Agreement or in the Indenture.

     Section 8.5. Binding Effect. This Agreement shall inure to the benefit of the Authority, the Company, the Trustee, the Paying Agent, the Registrar and their respective permitted successors and assigns and shall be binding in accordance with its terms upon the Authority, the Company and their respective permitted successors and assigns provided that this Agreement may not be assigned by the Company (except as permitted under Sections 5.8 or 5.13 hereof) and may not be assigned by the Authority except to (i) the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges or (ii) any successor public body to the Authority.

     Section 8.6. Amendments and Supplements. Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be effectively amended, changed, modified, altered or terminated by the parties hereto except with the consents and notices required by, and in accordance with, the provisions of
Article XI of the Indenture, as applicable.

     Section 8.7. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

     Section 8.8. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a judicial or administrative authority to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     Section 8.9. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

                               (End of Article VIII)

     IN WITNESS WHEREOF, the Authority and the Company have caused this Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

 OHIO WATER DEVELOPMENT AUTHORITY


 By:          /S/ Steve Grossman
     ----------------------------------
              Executive Director


 Attest:     /S/ M. Donita Hoosier
         -----------------------------
             Secretary-Treasurer



 THE CINCINNATI GAS & ELECTRIC COMPANY


 By:     /S/ William L. Sheafer
     ----------------------------------
     Title:  Treasurer


 Attest:       /S/ D. R. Blum
          -----------------------------
                  Secretary

                                 EXHIBIT A

                       PROJECT FACILITIES COMPRISING
                          THE KILLEN PROJECT UNIT


General:

          The Killen Electric Generating Station ("Killen") is located in Adams County, Ohio, and its ownership is shared by the Company and The Dayton Power and Light Company as tenants in common. The Company's undivided interest in the portion of Killen comprising the Killen Project Unit is 33%. Killen is operated by The Dayton Power and Light Company, which is responsible for managing the acquisition, construction and installation of the Killen Project Unit.


Scope:

Circulating Water System

     The circulating water system at Killen is a closed cycle system utilizing one mechanical draft cooling tower. The round mechanical draft cooling tower is approximately sixty-six feet high with a base diameter of approximately two hundred twenty-seven feet.

     Engineering, material, labor and supervision were provided for the installation of the following components for the circulating water system:

          Cooling tower including materials and hardware such as casing, structural framework, fill, air inlet louvers, drift eliminators, ferrous hardware and non-ferrous hardware

          Water distribution system including riser pipes, distribution piping, valving, fittings, tower deicing, etc.

          Electrical supply to: fan motors, lighting, pump motors and any other electrical work associated with the cooling tower

          Access stairs, ladders, platforms and walkways

          Lightning protection and grounding

          Water circulation system including intake and discharge piping, valves, circulating water pumps and motor

          Substructure consisting of piling, footer and any other construction technology necessary to support the cooling tower

Wastewater Treatment System

          The wastewater treatment system at Killen represents a maximum facility required for the treatment of various plant wastewaters.

     The treatment philosophy recommended for the various waste streams generated at Killen was and is based on waste flows, characteristics and final effluent limitations.

     Sanitary wastes are treated in an extended aeration package unit which provides secondary treatment. Effluent from this treatment facility is subjected to disinfection by chlorination and discharged to the collection basin. The sludge produced is hauled periodically for disposal in an approved manner. Demineralizer and condensate polisher regenerate wastes, laboratory and seal trough drains, coal pile area (active and dead storage) and precipitator area runoff, bottom ash and fly ash sluicing pipe drainage and bottom ash system overflow and seal water are all nonconcurrent and vary in flow rates. These waste streams are all directed to the collection basin for equalization, self-neutralization, retention and removal of particulates or solids by sedimentation.

     Boiler blowdown does not exceed the limitations set forth for iron and copper and has been and will be directed to the collection basin. However, facilities will be provided to divert this flow to the cleaning waste retention basin, if it is found that the blowdown contains iron and copper at levels higher than the effluent limitation. The waste is then treated in a treatment facility either alone or combined with other cleaning wastes which are directed to the cleaning waste retention basin. The effluent from the treatment system is sent to the collection basin.

     Boiler cleaning, reheater, superheater and air preheater cleaning wastes which are occasional and may contain iron and copper in excess of effluent limitations are directed to the cleaning waste retention basin and treated to remove iron and copper. The effluent is directed to the collection basin. Any sludge that is produced in the treatment facility is disposed of in an approved manner.

     Equipment drain, floor drain and other miscellaneous low volume equipment cleaning wastes contaminated with oil are treated in an oil-water separator system for separation of oil and the effluent sent to the collection basin. The separated oil is collected in a waste oil storage tank for reuse or disposal in an approved manner.

     Storm water wastes from transformer and oil storage tanks area are collected locally in a system of drains and directed to local oil-storm water separator systems. The separated oil is collected in waste oil storage tanks for reuse or disposal in an approved manner. The effluent water is directed to the collection basin.

     All waste streams directed to the collection basin are retained in the basin for a minimum of 24 hours to permit sedimentation to occur. The overflow or supernatant from the collection basin is directed to the bottom ash pond.

     Cooling tower cleaning wastes, cooling tower blowdown and bottom ash transport water are all directed to the bottom ash pond. Bottom ash pond water is used for bottom ash and fly ash sluicing. Overflow from the bottom ash pond is sent to the fly ash pond.

     The fly ash pond, in addition to receiving the overflow from the bottom ash pond, also receives the fly ash transport water. The final discharge from the fly ash pond is to the river. An automatic liquid Carbon Dioxide Recarbonation System neutralizes the high pH effluent to acceptable limits.

Ash Handling and Disposal

     The ash handling system at Killen consists of a dry vacuum collection system and a wet sluicing removal system designed to remove ash from the electrostatic precipitator and bottom ash hoppers and to transport the collected ash to on-site storage ponds.

     Engineering, material, labor and supervision were provided for the installation of the following components for the ash handling and disposal system:

          Hoppers, valves, controls, pumps, manifold pipe connection system, vacuum producing equipment, discharge conveying pipes to the wet ash disposal area
          On-site ash disposal ponds
          Supporting structural steel, pipe hangers and foundations Necessary stairways, galleries and enclosures
          Electrical work associated with the ash disposal system

                                 EXHIBIT B

                       PROJECT FACILITIES COMPRISING
                    THE WALTER C. BECKJORD PROJECT UNIT


General:

     The Walter C. Beckjord Electric Generating Station ("Beckjord Station") is located in Clermont County, Ohio, and ownership of Unit 6 of the Beckjord Station is shared by the Company, The Dayton Power and Light Company and the Columbus & Southern Ohio Electric Company as tenants in common. The Company's undivided interest in the portions of the Beckjord Station comprising the Beckjord Project Unit is 37.5%. The Company operates the Beckjord Station and is responsible for managing the acquisition, construction and installation of the Beckjord Project Unit.


Scope:

     The Beckjord Project Unit involved improvements in connection with the then existing ash settling pond and construction of a new ash settling pond for the disposal of fly ash and bottom ash (as defined below) produced at the Beckjord Station.

     The fly ash that is collected in the precipitators for generating units
5 and 6, together with the bottom ash collected in the hoppers below such generating units, is transported to the then existing ash settling pond ("Ash Settling Pond") by means of a sluicing system. This sluicing system consists of a series of pipes through which water is pumped to convey ash from the precipitators and ash hoppers to the Ash Settling Pond, where the fly and bottom ash settles to the bottom of the pond. Ash-free water flows from the top of the Ash Settling Pond into the adjacent river. Periodically, the settled ash is dredged out of the Ash Settling Pond and is disposed of off-site in a landfill.

     The then existing Ash Settling Pond described above is located immediately adjacent to the river bank. Improvements were necessary to shore up the bank of the river to prevent the release of ash materials from the pond into the river. These improvements were accomplished in four phases and involved the installation of "rip-rap" along 2,200 feet of the river bank. "Rip-rap" is a layer of materials consisting of a plastic fabric cloth placed on top of a six inch layer of sand. A layer of small No. 2 stone is placed on the plastic fabric and a twelve to eighteen inch layer of exposed stone of at least 10 inches in diameter covers the smaller stone.

     Because the then existing Ash Settling Pond for units 5 and 6 was filled with fly and bottom ash, a new Ash Settling Pond ("New Ash Settling Pond") was constructed in order to accommodate further on-site disposal of ash. The New Ash Settling Pond consists of a dike, constructed from clay on an 80 acre site, that is 40 feet tall, 15 feet wide at the top, and 175 feet wide at its base. A vertical overflow pipe is located at the end of the Pond through which clarified water flows to the adjacent river.

                                 EXHIBIT C

                       PROJECT FACILITIES COMPRISING
                        THE MIAMI FORT PROJECT UNIT


General

     The Miami Fort Electric Generating Station ("Miami Fort Station") is located in Hamilton County, Ohio, and ownership of Units 7 and 8 of the Station is shared by the Company and The Dayton Power and Light Company as tenants in common. The Company's undivided interest in the portions of the Miami Fort Station comprising the Miami Fort Project Unit is 64%. The Miami Fort Station is operated by the Company, which is responsible for managing the acquisition, construction and installation of the Miami Fort Project Unit.


Scope:

     The Miami Fort Project Unit involved the acquisition of land for and the construction of a Dry Fly Ash Disposal Basin ("Basin") and the construction of a new Ash Settling Pond "B". The Pond and Basin are used for the disposal of fine particulate residues ("fly ash") and heavy particulate residues ("bottom ash") produced by the coal-fired boilers used to drive turbo generators at the Miami Fort Electric Generating Station. The fly ash, which is captured in electrostatic precipitators, and the bottom ash, which collects at the bottom of the boilers in hoppers, are first transported by sluicing systems to ash settling ponds. The Basin provides for the final disposal of fly and bottom ash that is excavated from existing ash settling ponds and removed from fly ash silos located adjacent to generating units 7 and 8.

     Because the then existing Ash Settling Pond (Ash Basin "A") was filled with ash, it became necessary to construct a new Ash Settling Pond "B" in order to accommodate the deposit of additional ash. This addition involved raising the elevation of the dike walls, which was accomplished in four stages. Upon completion, the dike walls were raised to an elevation of 510 feet. Final site work included the completion of the grading of the site, consulting services, seeding the dike, construction of a floating walkway, and installation of an erosion slab.

     The Basin was constructed in a 30-40 foot deep gravel pit located on an 80 acre site. The gravel pit is lined with two feet of clay to prevent the fly ash from seeping into underground water. Three monitoring wells were drilled and monitoring equipment was installed to test ground water in selected areas around the Basin for evidence of leaching of ash deposited in the Basin. Rainwater is pumped from the surface of the Basin into a new clarifying pond which was constructed to allow settling of any fly ash before discharge into the adjacent river.